Exhibit 10.47a

May 23, 2003

Scott D. Seiwert, Ph.D.

114 Longs Pk. Dr.

Lyons, CO 80540

Dear Scott:

On behalf of InterMune, Inc. (The “Company”), we are pleased to offer you the position of Senior Director, Applied Biochemistry, Pharmacogenomics and Proteomics, reporting to Vice President of Biopharmacology Research, Larry Blatt, Ph.D.

The terms of your employment will be as follows:

You will receive a base salary of $13,333.34 per month, paid on a semi-monthly basis. In addition, you will be eligible for an annual bonus based on the Company’s and your year-end performance as determined by your performance versus MBO’s, which will be subsequently established between you and your manager upon employment. The Company will provide you with a one-time sign-on bonus of $25,000 to be paid on your first day of employment, that is subject to repayment in full if your employment terminates before one year. As a full-time employee of the Company, you will be eligible for the Company’s standard benefits package including medical and dental as well as the employee stock purchase program, 401K Retirement Plan and our Flexible Spending Plan. Your position is exempt, and you will not be eligible for overtime.

The Company will retain a relocation company to provide you with the following services: area orientation, full packing services, pick-up and delivery, household goods transportation, transport of (2) automobile, 2 rental cars, storage in transit for 60 days, temporary housing for up to 60 days and $75,000 full value protection. Additional terms and coverage of services will be provided by the relocation company. The relocation expenses will be paid by the Company and is subject to repayment in full if your employment terminates before one year.

The Company will also provide to you an interest-free loan in the amount of $75,000 (no tax gross-ups). The term of the loan will be for ten (10) years and secured by the purchase of a primary home. The loan is subject to repayment in full if your employment terminates before the end of the fifth year. After the fifth year, 2/10ths of the loan will be forgiven each year on your employment anniversary date through year ten. The other terms and conditions of this loan will be governed by a loan agreement that you will be required to sign upon acceptance of offer.

You will be granted an option to purchase 7,400 shares of the Company’s common stock. The grant will automatically be made on your first day of employment. The exercise price will be the same as the closing price of the Company’s common stock on the Nasdaq Exchange on the day before your first day of employment. Your right to exercise the shares of this option will be subject to a vesting schedule, such that 7,400 shares of your option will be fully vested at the end of four years completed employment. Your vesting will begin on your first day of your employment with us; however, it is subject to a one-year cliff. The terms and conditions of this option, including vesting, will be governed by an agreement that you will be required to sign.

As a condition of your employment, you will be required to provide proof of U.S. citizenship or that you are legally entitled to work in the United States, and to execute and be bound by the terms of the enclosed Proprietary Information and Inventions Agreement. In that regard, please be aware that Company policy prohibits all employees from bringing to the Company, or using in performance of their responsibilities at the Company, any confidential information, trade secrets, or proprietary material or processes of any

INTERMUNE, Inc. 3280 Bayshore Boulevard Brisbane, CA 94005 Phone: (415) 466-2200 Fax (415) 466-2300

previous employer. Employment with the Company is at will, is not for any specific term and can be terminated by you or the Company at any time for any reason with or without cause.

This offer remains open through end of the day on May 30, 2003. Upon acceptance of this offer, the terms described in this letter and in the Proprietary Information and Inventions Agreement shall be the terms of your employment, superseding and terminating any other employment agreements or understandings with InterMune, whether written or oral. Any additions or modifications of these terms must be in writing and signed by you and an officer of the Company. Your anticipated start date is June 16, 2003.

Again, let me indicate how pleased we are to extend this offer, and how much we at InterMune look forward to working with you. We anticipate that you will find this an exciting and challenging position in a dynamic and growing company.

Please accept this offer by signing and returning the enclosed duplicate original of this letter to me. If you have any questions, please call me or Fred Schreiber in the office.

Very truly yours,

/s/ Stephen N. Rosenfield
Stephen N. Rosenfield
Executive Vice President of Legal Affairs

UNDERSTOOD AND ACCEPTED:

/s/ Scott D. Seiwert Date	5-29-03
Scott D. Seiwert Date	Date